EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investors
	Peter Lucht	Gregory Pettit
	(800) 644-NEWS	(877) 624-9266

MCI REPORTS ALLOCATION OF NOTES

ASHBURN, Va., April 19, 2004 – MCI (WCOEQ, MCWEQ) today announced that the holders of claims in classes 5, 11 and 13 of the Company’s plan of reorganization elected to receive notes of the reorganized Company in excess of the total amount of notes authorized for issuance under the plan. As a result of this oversubscription, the holders of such claims will receive approximately 46.85 percent of the amount of new notes they had elected to receive. For the balance of the amounts to be received by these holders, the Company will issue shares of common stock. The notes and common stock will be distributed by the Company upon its emergence from Chapter 11 protection.

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ), which, together with its subsidiaries, currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry's most expansive global IP backbone, based on the number of company-owned points of presence (POPs), and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today's market. For more information, go to http://www.mci.com

# # #